EXHIBIT 10.2

FLOTEK INDUSTRIES, INC.
2018 LONG-TERM INCENTIVE PLAN
STOCK OPTION GRANT NOTICE
Pursuant to the terms and conditions of the Flotek Industries, Inc. 2018 Long-Term Incentive Plan, as amended from time to time (the “Plan”), Flotek Industries, Inc., a Delaware corporation, (the “Company”), hereby grants to the individual listed below (“Participant”) the right and option to purchase all or any part of the number of Shares of the Company’s Common Stock set forth below (“Option”) on the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Option:	Nonstatutory Option
Participant:	Bond Clement
Date of Grant:	June 7, 2023
Total Number of Shares Subject to this Option:	371,901 shares (the “Total Shares”)
Exercise Price:	$0.62 per share
Term and Expiration Date:	10 years June 7, 2033
Vesting Conditions:
Subject to the Agreement, the Plan and the other terms and conditions set forth herein, this Option shall vest and become exercisable during the Performance Period with respect to 100% of the Total Shares (the “Stock Price Shares”) on the date the Stock Price Hurdle is satisfied.

Performance Period:	The period commencing on June 7, 2023 and ending on June 7, 2033
Stock Price Condition:	The condition upon which the percentage of the Stock Price Shares will vest at the time of the Company’s achievement of a Stock-Price Hurdle (the “Stock Price Percentage”), subject to Participant’s continued employment by the Company or any Affiliate from the Date of Grant through the date on which the applicable Stock-Price Hurdle is achieved. As used herein, “Stock Price Hurdle” shall mean the first date on which the average closing price per share of Stock for the 30 consecutive trading days immediately preceding such date equals or exceeds the price set forth in the table below.	Stock Price Hurdle	Stock Price Percentage	$3.00	100%
Stock Price Hurdle	Stock Price Percentage
$3.00	100%
By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Stock Option Grant Notice (this “Grant Notice”). Participant acknowledges that Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice.
This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. In addition, Participant is consenting to receive documents with respect to the Plan and the Option granted hereunder by means of electronic delivery, provided that such delivery complies with the rules, regulations, and guidance issued by the Securities and Exchange Commission and any other applicable government agency. This consent shall be effective for the entire time that Participant is a Participant in the Plan.
IN ORDER TO RECEIVE THE BENEFITS OF THIS GRANT NOTICE AND THE AGREEMENT, AND FOR THIS OPTION TO BE EFFECTIVE, PARTICIPANT MUST EXECUTE THIS GRANT NOTICE (THE “ACCEPTANCE REQUIREMENTS”). IF PARTICIPANT FAILS TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 45 DAYS FOLLOWING THE DATE OF GRANT, THEN:
a.THIS AGREEMENT WILL BE OF NO FORCE OR EFFECT AND THIS OPTION WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION; AND
b.NEITHER PARTICIPANT NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS GRANT NOTICE OR THE AGREEMENT.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and Participant has executed this Grant Notice, effective for all purposes as provided above.
FLOTEK INDUSTRIES, INC.

By:
Name: Harsha V. Agadi
Title: Interim CEO

PARTICIPANT

Name: Bond Clement

A.

STOCK OPTION AGREEMENT

This Stock Option Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Flotek Industries, Inc., a Delaware corporation (the “Company”), and Bond Clement (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award. Effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby irrevocably grants to Participant the right and option (“Option”) to purchase all or any part of an aggregate of the number of Shares set forth in the Grant Notice on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. This Option shall be treated as a Nonstatutory Option.
2.Exercise Price. The exercise price of each share of Stock subject to this Option shall be the exercise price set forth in the Grant Notice (the “Exercise Price”), which has been determined to be not less than the Fair Market Value of a share of Stock at the Date of Grant. For all purposes of this Agreement, the Fair Market Value of Stock shall be determined in accordance with the provisions of the Plan.
3.Exercise of Option.
a.Subject to the earlier expiration of this Option as provided herein, this Option may be exercised, by (i) providing written notice to the Company in the form prescribed by the Committee from time to time at any time and from time to time after the Date of Grant, which notice shall be delivered to the Company in the form, and in the manner, designated by the Committee from time to time, and (ii) paying the Exercise Price in full in a manner permitted by Section 3(d); provided, however, that this Option shall not be exercisable for more than the percentage of the aggregate number of Shares subject to this Option with respect to which this Option has become vested and exercisable pursuant to the vesting conditions set forth in the Grant Notice or as provided in this Section 3.
b.This Option may be exercised only while Participant remains an employee or other service provider of the Company or an Affiliate and will terminate and cease to be exercisable upon a termination of Participant’s employment with the Company or an Affiliate, except that:
i.Termination Due to Death or Disability. Upon a termination of Participant’s employment with the Company or an Affiliate due to Participant’s death or Disability, then the portion of this Option that is vested may be exercised by Participant (or Participant’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Participant) at any time during the period ending on the earlier to occur of (A) the date that is 90 days following the Participant’s termination of employment or (B) the Expiration Date.
ii.Termination Without Cause. Upon a termination of Participant’s employment with the Company or an Affiliate by the Company or an Affiliate without Cause, then the portion of this Option that is vested may be exercised by Participant (or Participant’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Participant) at any time during the period ending on the earlier to occur of (x) the date that is 90 days following the date of such termination or (y) the Expiration Date.

iii.Voluntary Resignation. Upon a termination of Participant’s employment with the Company or an Affiliate by Participant (except as set forth in Section 3(b)(iv)), then the portion of this Option that is vested may be exercised by Participant (or Participant’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Participant) at any time during the period ending on the earlier to occur of (A) the date that is 30 days following the date of such termination or (B) the Expiration Date.
iv.Termination for Cause. Upon a termination of Participant’s employment with the Company or an Affiliate (A) by the Company or an Affiliate for Cause or (B) is a voluntary resignation by the Participant after the occurrence of an event that would be grounds for a termination of Participant’s employment with the Company or an Affiliate by the Company or an Affiliate for Cause, then this Option shall immediately terminate and cease to be exercisable as of the date of such termination.
v.Extension of Exercisability. If the exercise of this Option within the applicable time periods set forth above is prevented by the provisions of Section 8, this Option will remain exercisable until 30 days after the date Participant is notified by the Company that this Option is exercisable, but in no event later than the Expiration Date. If a sale of Shares acquired upon the exercise of this Option would subject Participant to suit under Section 16(b) of the Exchange Act, then this Option will remain exercisable until the earliest to occur of (A) the 10th day following the date on which a sale of such shares by Participant would no longer be subject to such suit, (B) the 190th day after the date of Participant’s termination of employment, or (C) the Expiration Date set forth in the Grant Notice. The Company makes no representation as to the tax consequences of any such delayed exercise. Participant should consult with Participant’s own tax advisor as to the tax consequences of any such delayed exercise.
c.Notwithstanding anything in this Section 3 to the contrary, this Option shall not be exercisable in any event after the Expiration Date set forth in the Grant Notice.
d.The Exercise Price for the Shares as to which this Option is exercised shall be paid in full at the time of exercise (i) in cash (including check, bank draft or money order payable to the order of the Company or wire transfer of immediately available funds), (ii) if permitted by the Committee in its sole discretion, by delivering or constructively tendering to the Company Shares having a Fair Market Value equal to the Exercise Price (provided such shares used for this purpose must have been held by Participant for such minimum period of time as may be established from time to time by the Committee to avoid adverse accounting consequences), (iii) through a “cashless exercise” in accordance with a Company established policy or program for the same, (iv) by “net issuance exercise” pursuant to which the Company reduces the number of Shares otherwise deliverable upon exercise of this Option by a number of shares with an aggregate Fair Market Value equal to the aggregate Exercise Price at the time of exercise or (v) any combination of the foregoing. No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, Participant shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole Shares.
e.The holder of this Option shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of this Option unless and until such Shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15(a) of the Plan.
4.Restrictive Covenants. Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that Participant has failed to abide by any of the terms or the provisions of any confidentiality, non-competition or non-solicitation covenant in any other agreement by and between the Company or any Affiliate and Participant, then any portion of this Option that remains unexercised as of the date of such determination will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
5.Tax Withholding. To the extent that the receipt, vesting or exercise of this Award results in compensation income or wages to Participant for federal, state, local and/or foreign tax purposes, Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares, net exercise, a broker-assisted sale, or other cashless withholding or reduction of the amount of Shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net exercise or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. Any fraction of a share of Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to Participant. Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or exercise of this Award or disposition of the underlying shares and that Participant has been advised, and hereby is advised, to consult a tax advisor. Participant represents that Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
6.Employment Relationship. For purposes of this Agreement, Participant shall be considered to be employed by the Company or an Affiliate as long as Participant remains an employee of any of the Company, an Affiliate, or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new option for this Option. Without limiting the scope of the preceding sentence, it is expressly provided that Participant shall be considered to have terminated employment with the Company (a) when Participant ceases to be an employee of any of the Company, an Affiliate, or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new option for this Option or (b) at the time of the termination of the “Affiliate” status under the Plan of the corporation or other entity that employs Participant.
7.Non-Transferability. Except as otherwise set forth in Section 14 of the Plan, this Option shall not be transferable by Participant other than by will or by the laws of descent and distribution, and this Option shall be exercisable, during Participant’s lifetime, only by Participant. Any attempted transfer of this Option shall be null and void and of no effect, except to the extent that such transfer is permitted by the preceding sentence.
8.Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Shares hereunder, the Company may require Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
9.Legends. If a stock certificate is issued with respect to Shares issued hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any applicable laws or the requirements of any stock exchange on which the Stock is then listed. If the Shares issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.
10.Rights as a Stockholder. Participant shall have no rights as a stockholder of the Company with respect to any Shares that may become deliverable hereunder unless and until Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.
11.Execution of Receipts and Releases. Any issuance or transfer of Shares or other property to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require Participant or Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate.
12.No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of this Option thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. The grant of this Option is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.
13.Legal and Equitable Remedies. Participant acknowledges that a violation or attempted breach of any of Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company or any Affiliate shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining Participant or the affiliates, partners or agents of Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 13 shall be cumulative and in addition to any other remedies to which such party may be entitled.
14.Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, unless otherwise designated by the Company in a written notice to Participant (or other holder):
Flotek Industries, Inc. Attn: Director of Human Resources 8846 W. Sam Houston Pkwy. N., Suite 150 Houston, Texas 77064
If to Participant, at Participant’s last known address on file with the Company.
Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to Participant when it is mailed by the Company or, if such notice is not mailed to Participant, upon receipt by Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.
1.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
2.Agreement to Furnish Information. Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
3.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to this Option; provided¸ however, that (i) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and Participant in effect as of the date a determination is to be made under this Agreement; and (ii) this Agreement does not modify and shall be subject to the terms of all other agreements and obligations between the Company or any Affiliate and Participant with respect to confidentiality, non-disclosure, non-competition or non-solicitation. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that reduces the rights of Participant shall be effective only if it is in writing and signed by both Participant and an authorized officer of the Company.
4.Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
5.Company Recoupment of Awards. A Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder form time to time by the U.S. Securities and Exchange Commission.
6.Governing Law. This agreement shall be governed by and construed in accordance with the laws of the state of Delaware applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions of Delaware law.
7.Successors and Assigns. The Company may assign any of its rights under this Agreement without Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom this Option may be transferred by will or the laws of descent or distribution.
8.Headings; References; Interpretation. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
9.Acknowledgements Regarding Section 409A and Section 422 of the Code. Participant understands that if the Exercise Price of the Stock under this Option is less than the Fair Market Value of such Stock on the date of grant of this Option, then Participant may incur adverse tax consequences under Section 409A of the Code and Section 422 of the Code. Participant acknowledges and agrees that (a) Participant is not relying upon any determination by the Company, any Affiliate or any of their respective employees, directors, managers, officers, attorneys or agents (collectively, the “Company Parties”) of the fair market value of the Stock on the date of grant of this Option, (b) Participant is not relying upon any written or oral statement or representation of any of the Company Parties regarding the tax effects associated with Participant’s execution of this Agreement and Participant’s receipt, holding and exercise of this Option, and (c) in deciding to enter into this Agreement, Participant is relying on Participant’s own judgment and the judgment of the professionals of Participant’s choice with whom Participant has consulted. Participant hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with Participant’s execution of this Agreement and his receipt, holding and exercise of this Option.

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